SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ROBERT HALF INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following letter, dated April 21, 2005, was sent from M. Keith Waddell, Vice Chairman and Chief Financial Officer of the Registrant, to FMR Corporation, a stockholder of the Registrant. The letter may be deemed “soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

April 21, 2005

Eric D. Roiter

General Counsel

FMR Corporation

82 Devonshire Street

Boston, MA 02109

Re:	Robert Half International Inc.

Stock Incentive Plan

Dear Mr. Roiter:

The Stock Incentive Plan of Robert Half International Inc., as proposed for approval at the May 3, 2005, Annual Meeting of Stockholders, contains the following as the last sentence of Section 21(b):

“An amendment of the Plan shall be subject to the approval of RHI’s stockholders to the extent required by applicable laws, regulations or rules, including, but not limited to, any applicable rules or regulations of the New York Stock Exchange.”

Section 303A.08 of the Listed Company Manual of the New York Stock Exchange requires that material amendments be submitted for stockholder approval.

FMR Corporation has expressed the concern that a future amendment or repeal of such rule by the New York Stock Exchange could result in material amendments to the Stock Incentive Plan no longer being subject to stockholder approval. Accordingly, this letter will confirm that, at the May 3, 2005, meeting of the Board of Directors of Robert Half International Inc., management will recommend to the Board of Directors that Section 21(b) of the Stock Incentive Plan be amended to add the following sentence at the end thereof:

“In addition, no material amendment may be made to the plan without the approval of RHI’s stockholders.”

Management expects such amendment to be adopted by the Board of Directors.

Sincerely,

M. Keith Waddell

Vice Chairman and Chief Financial Officer

cc:	Robert McCormick

It was recently discovered that certain of the beneficial stock ownership figures originally reported in the definitive proxy statement filed on March 25, 2005 were not correct. The originally reported and corrected amounts are shown below. None of the differences are material. The original footnotes were not affected and are therefore not reproduced below.

BENEFICIAL STOCK OWNERSHIP

The following table sets forth information as of February 28, 2005 concerning beneficial ownership of Common Stock by (i) the only persons known to the Company to be beneficial owners of 5% or more of the outstanding Common Stock, (ii) each director, (iii) each executive officer, and (iv) all executive officers and directors as a group. Included in share ownership are shares that may be acquired upon the exercise of options that are currently exercisable or become exercisable on or before April 30, 2005 (“Exercisable Options”). All persons have sole voting and investment power except as otherwise indicated.

	As Originally Filed			As Amended
Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Common Stock	Shares of Common Stock Beneficially Owned		Percent of Common Stock
FMR Corp. 82 Devonshire Street Boston, MA 02109	20,225,524	(a)	11.7%	20,225,524	(a)	11.7%

Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	16,647,000	(b)	9.6%	16,647,000	(b)	9.6%

Primecap Management Company 225 South Lake Avenue Pasadena, CA 91101	12,196,876	(c)	7.1%	12,196,876	(c)	7.1%

Andrew S. Berwick, Jr.	702,324	(d)	0.4%	702,324	(d)	0.4%

Frederick P. Furth	4,497,600	(e)	2.6%	4,737,400	(e)	2.7%

Edward W. Gibbons	900,515	(f)	0.5%	900,515	(f)	0.5%

Harold M. Messmer, Jr.	7,304,505	(g)	4.1%	7,931,200	(g)	4.4%

Thomas J. Ryan	304,636	(h)	0.2%	324,136	(h)	0.2%

J. Stephen Schaub	2,864,969	(i)	1.7%	2,907,969	(i)	1.7%

M. Keith Waddell	3,611,681	(j)	2.1%	3,931,265	(j)	2.2%

Paul F. Gentzkow	2,278,778	(k)	1.3%	2,532,151	(k)	1.4%

Robert W. Glass	706,803	(l)	0.4%	778,976	(l)	0.5%

Steven Karel	574,217	(m)	0.3%	646,390	(m)	0.4%

Michael C. Buckley	101,317	(n)	0.1%	143,817	(n)	0.1%

All executive officers and directors as a group (11 persons)	23,847,345		12.8%	25,536,143		13.8%